July 10, 1996

Mr. Howard Schrott
Chief Financial Officer
Emmis Broadcasting Corporation
950 N. Meridian Street, Suite 1200
Indianapolis, Indiana 46204


Dear Mr. Schrott:

We are aware that Emmis Broadcasting Corporation has incorporated by reference in its Registration Statement No. 33-83890 its Form 10-Q for the quarter ended May 31, 1996, which includes our report dated June 25, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP